Exhibit 10.2

STOCKHOLDERS AGREEMENT

DATED AS OF [            ], 2015

AMONG

INTERNATIONAL MARKET CENTERS, INC.

AND

THE OTHER PARTIES HERETO

(i)

STOCKHOLDERS AGREEMENT

This Stockholders Agreement is entered into as of [                ], 2015 by and among International Market Centers, Inc., a Maryland corporation (the “Company”), and each of the other parties identified on the signature pages hereto.

WHEREAS, the Company is currently contemplating an underwritten initial public offering (“IPO”) of shares of its Common Stock (as defined below); and

WHEREAS, in connection with the IPO, the Company and the Investor Parties (as defined herein) wish to set forth certain understandings between such parties, including with respect to certain governance matters.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof; provided, however, that neither the Company nor any of its Subsidiaries shall be deemed an Affiliate of any Investor Party (and vice versa). Such definition includes, with respect to any specified Person, an investment fund that is an Affiliate of such Person or that is advised by the same investment adviser as such Person or by an Affiliate of such investment adviser.

“Agreement” means this Stockholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Bain” means any Affiliates of Bain Capital Partners, LLC that now or hereafter Beneficially Own Outstanding IMC Interests.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act, as in effect on the date hereof.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

“Closing Date” means the date of the closing of the IPO.

“Company” has the meaning set forth in the Preamble.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company, and any other stock of the Company into which outstanding shares of such stock is reclassified or reconstituted and any other common stock of the Company.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Director” means any director of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“IMC LP” means International Market Centers, LP, a Delaware limited partnership.

“Investor Designee” means each individual whom Bain or Oaktree shall designate pursuant to Section 2.1 and who is thereafter elected and qualifies to serve as a Director.

“Investor Party” means any of IMC LP, Bain, Oaktree, and any of their Affiliates, or any other entities that may from time to time become parties hereto as an Investor Party, collectively, the “Investor Parties.”

“IPO” has the meaning set forth in the Recitals.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“NYSE” means the New York Stock Exchange, or other stock exchange or securities market on which the Common Stock is at any time listed or quoted.

“Oaktree” means any Affiliates of Oaktree Capital Management, L.P. that now or hereafter Beneficially Own Outstanding IMC Interests.

“OP” means IMC OP, LP, a Delaware limited partnership.

“OP Units” means the common units of partnership interests in the OP.

“Outstanding IMC Interests” means, collectively, (i) the outstanding shares of Common Stock and (ii) the OP Units held by persons other than the Company. For purposes of calculating any proportion of Outstanding IMC Interests, the number of Outstanding IMC Interests held by any Person shall consist of the sum, without duplication, of (a) the number of shares of Common

Stock held or Beneficially Owned by such Person (excluding, in the case of Bain, Oaktree or any other equityholder of IMC LP, the shares of Common Stock held by IMC LP), (b) in the case of Bain, Oaktree or any other equityholder of IMC LP, the number of shares of Common Stock such Person would receive upon the distribution by IMC LP of all of the Outstanding IMC Interests held by IMC LP in accordance with the limited partnership agreement of IMC LP as of the date of the IPO, and (c) the number of shares of Common Stock such Person would receive upon the acquisition by the Company of all of the OP Units held by such Person upon the tender of such OP Units for redemption in accordance with the Amended and Restated Agreement of Limited Partnership of the OP dated on or about the date hereof (assuming for this definition that all such OP Units would be acquired in exchange for Common Stock).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Total Number of Directors” means the total number of Directors constituting the Board.

1.2 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified and (d) the term “including” is not limiting and means “including without limitation”.

ARTICLE II

CORPORATE GOVERNANCE MATTERS

2.1 Election of Directors.

(a) The Total Number of Directors shall initially be ten. Following the Closing Date, and so long as the Investor Parties collectively Beneficially Own (directly or indirectly, without double-counting) 50% or more of the total Outstanding IMC Interests, Bain and Oaktree shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include, a number of individuals such that, upon the election of each such individual, and each other individual nominated by or at the direction of the Board or a duly authorized committee of the Board, as a Director and taking into account any Director continuing to serve as such without the need for re-election, the number of Investor Designees serving as Directors of the Company will constitute a majority of the Board and initially be equal to six out of ten Directors. Each of Bain and Oaktree shall initially have the right to designate three of the six Investor Designees, subject to increase or decrease as contemplated by Section 2.1(b) below. The aggregate number of Investor Designees to be designated collectively by the Investor Parties shall be reduced as contemplated by the following chart:

Percentage of the total Outstanding IMC Interests collectively Beneficially Owned by Investor Parties	Remaining # of Investor Designees
at least 45%	5
at least 30%	4
at least 25%	3
at least 10%	2
at least 5%	1
less than 5%	0

(b) The number of Investor Designees designated by each of Bain and Oaktree shall be determined as follows:

Percentage of the Outstanding IMC Interests individually Beneficially Owned by Bain / Oaktree	# of Investor Designees
at least 25%	3
at least 20%	2
at least 5%	1
less than 5%	0

Upon any reduction in the number of Investor Designees of either Bain or Oaktree, such party promptly shall cause one or more of its Investor Designees to resign as a Director such that it has the number of Investor Designees contemplated by this Section 2.1(b), including by designating which Advance Investor Designee Resignation (as defined in the Bylaws of the Company) to accept pursuant to the Bylaws of the Company. If at the time of such a reduction in the number of Investor Designees that Bain or Oaktree, as applicable, may designate occurs pursuant to this Section 2.1(b), the aggregate number of Investor Designees on the Board is less than the number of Investor Designees contemplated by Section 2.1(a) of this Agreement, then Bain and Oaktree, acting by mutual written consent, shall have the right to designate additional Investor Designees to replace the resigning Investor Designee. The aggregate number of Investor Designees serving as Directors, as provided in Section 2.1(a), shall be reduced only at such time as the Investor Parties collectively Beneficially Own less than 50% of the total Outstanding IMC Interests or pursuant to Section 2.1(g) below.

(c) If at any time either Bain and/or Oaktree has designated fewer than the total number of individuals that it is then entitled to designate pursuant to Section 2.1(b), such party shall have the right to designate such additional individuals which it is entitled to so designate, in which case, any individuals nominated by or at the direction of the Board or any duly-authorized committee thereof for election as Directors to fill any vacancy on the Board shall include such Investor Designee, and the Company shall use its best efforts to (x) effect the election of such additional Investor Designee, whether by increasing the size of the Board or otherwise, and (y) cause the election of such additional Investor Designee to fill any such newly-created vacancies or to fill any other existing vacancies.

(d) Within one year after the Company ceases to qualify as a “controlled company” under NYSE rules, Bain and Oaktree shall cause a sufficient number of Investor Designees to qualify as “independent directors” under NYSE rules to ensure that the Board complies with applicable NYSE independence rules.

(e) In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal of any Investor Designee, any individual nominated by or at the direction of the Board or any duly authorized committee thereof to fill such vacancy shall be, and the Company shall use its best efforts to cause such vacancy to be filled, as soon as possible, by (i) in the case of resignation due to a reduction of the number of Investor Designees that Bain or Oaktree may designate to the extent provided under Section 2.1(b), a person designated pursuant to Section 2.1(b) and (ii) in all other cases, a person designated by the Investor Party entitled to designate such Investor Designee, and the Company shall take, to the fullest extent permitted by law, at any time and from time to time, all actions necessary to accomplish the same.

(f) The Company shall, to the fullest extent permitted by law, include in the slate of nominees recommended by the Board at any meeting of stockholders called for the purpose of electing directors, the persons designated pursuant to this Section 2.1 and use its best efforts to cause the election of each such designee to the Board, including nominating each such individual to be elected as a Director as provided herein, recommending such individual’s election and soliciting proxies or consents in favor thereof. Each Investor Party shall, to the fullest extent permitted by law, take all actions necessary to implement the transactions contemplated by this Section 2.1, including (i)

voting or providing a written consent or proxy with respect to its shares of Common Stock, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) causing members of the Board (to the extent such members were nominated or designated by such Investor Party or its Affiliates, and subject to any fiduciary duties that such members may have as directors of the Company) to take such actions, or causing them to be removed in the event they do not take such actions, (iv) calling and attending meetings in person or by proxy for purposes of obtaining a quorum, and (v) executing agreements and instruments that are required to achieve such result. Without limiting the foregoing, each Investor Party agrees to cast all votes to which such Investor Party is entitled in respect of its shares of Common Stock, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to or removed from the Board those individuals designated in accordance with this Section 2.1 and to otherwise effect the intent of this Article II (including voting in favor or against the removal of any Investor Designee as directed by the Investor Party or Investor Parties that designated such Investor Designee).

(g) In addition to any vote or consent of the Board or the stockholders of the Company required by applicable Law or the charter or Bylaws of the Company, and notwithstanding anything to the contrary in this Agreement, for so long as this Agreement is in effect:

(i) any action by the Board to increase or decrease the Total Number of Directors (other than (x) from and after such time as the Investor Parties no longer Beneficially Own (directly or indirectly, with no double-counting) at least 50% of the Outstanding IMC Interests, any increase in the Total Number of Directors in connection with the election of one or more directors elected exclusively by the holders of one or more classes or series of the Company’s stock other than Common Stock, or (y) upon a reduction in the number of Investor Designees pursuant to Section 2.1(b)) shall require the prior written consent of both Bain and Oaktree, so long as each is individually entitled to appoint at least one Director pursuant to this Agreement, delivered in accordance with Section 5.14 of this Agreement; and

(ii) any action to remove any Investor Designee shall be taken at the direction of the Investor Party or Investor Parties that designated such Director and shall not be taken in any other circumstances without the prior written consent of such Investor Party or Investor Parties, so long as such Investor Party is individually, or the Investor Parties are collectively, entitled to appoint at least one Director pursuant to this Agreement, delivered in accordance with Section 5.14 of this Agreement, except (without limiting the Investor Parties’ other obligations hereunder including Section 2.1(f)) removal for cause pursuant to Section 5.10 of the charter.

(h) If any Investor Party that is individually entitled to appoint at least one Director pursuant to this Agreement elects not to designate such Investor Designee or Investor Designees, such Investor Party may instead designate such number of persons it would otherwise be entitled to appoint as a Director to attend any meeting of the Board as an observer (an “Observer”). Each Observer shall have no rights to vote in the Board meetings and any Observer may be excluded from any meeting of the Board or any portion thereof to the extent that the Board determines that (i) such exclusion is required to preserve any evidentiary, attorney-client or other legal privilege, (ii) such exclusion is required to avoid disclosure that is prohibited by an agreement with a third party, or (iii) the Observer’s presence may give rise to concerns about a conflict of interest. Subject to the execution of a non-disclosure and confidentiality agreement reasonably satisfactory to the Board, each Observer will be provided advance notice of each meeting of the Board and, except as otherwise restricted or prohibited by the Board, will be given copies of all documents as and when given to the Directors.

ARTICLE III

INFORMATION

3.1 Books and Records; Access. The Company shall, and shall cause its Subsidiaries to, permit the Investor Parties and their respective designated representatives, at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary; provided, however, that the Company shall not be required to disclose any privileged information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Investor Parties without the loss of any such privilege; provided further, that any Person gaining access to such information regarding the Company or its Subsidiaries pursuant to this Section 3.1 shall agree to hold in strict confidence and not make any disclosure or use any information regarding the Company or its Subsidiaries which the Company determines in good faith to be confidential, and of which such Person is notified.

3.2 Certain Reports. The Company shall deliver or cause to be delivered to the Investor Parties, at their request:

(a) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries; and

(b) to the extent otherwise prepared by the Company, such other reports and information as may be reasonably requested by the Investor Parties; provided, however, that the Company shall not be required to disclose any privileged information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Investor Parties without the loss of any such privilege.

ARTICLE IV

ADDITIONAL COVENANTS

4.1 Ownership Limits. The Board has granted to the Investor Parties an exemption from both the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit set forth in Article VII of the charter of the Company and, additionally, each Investor Party is an

Excepted Holder within the meaning of the charter, and the Excepted Holder Limit with respect to each Investor Party shall be 100%. Pursuant to the terms of the charter, this exemption shall not be reduced or revoked without the express prior written consent of the applicable Investor Party.

ARTICLE V

GENERAL PROVISIONS

5.1 Applicability to Related Public Companies. If the Company or IMC LP forms any holding company or other entity that is an issuer of publicly traded securities, the provisions of this Agreement shall apply mutatis mutandis to such holding company or other entity.

5.2 Termination. This Agreement shall terminate on the earlier to occur of (i) such time as none of the Investor Parties is entitled to designate a Director pursuant to Section 2.1(a) or (ii) the delivery of a written notice to the Company signed by each Investor Party entitled to appoint a Director under this Agreement, excluding for the avoidance of doubt IMC LP, requesting that this Agreement terminate.

5.3 Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices and other such documents will be deemed to have been given or made hereunder when sent by facsimile (receipt confirmed) delivered personally, five (5) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service.

The Company’s address is:

International Market Centers, Inc.

475 S. Grand Central Parkway, Ste. 1615

Las Vegas, NV 89106

Attention: General Counsel

Fax: (702) 599-9649

with a copy (not constituting notice) to:

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, IL 60654

Attention:	Edward J. Schneidman, P.C.
Jeffrey W. Richards, P.C.
Kyle S. Gann

Fax: (312) 862-2200

The Investor Parties’ address is:

IMC LP:

International Market Centers, LP

475 S. Grand Central Parkway, Ste. 1615

Las Vegas, NV 89106

Attention: General Counsel

Fax: (702) 599-9649

with a copy (not constituting notice) to:

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, IL 60654

Attention:	Edward J. Schneidman, P.C. Jeffrey W. Richards, P.C. Kyle S. Gann

Fax: (312) 862-2200

Bain:

Bain Capital Partners, LLC

111 Huntington Avenue

Boston, MA 02199

Attn:	Phil Loughlin Ryan Cotton

Telephone: (617) 516-2000

E-mail:	ploughlin@baincapital.com rcotton@baincapital.com

with a copy (not constituting notice) to:

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, IL 60654

Attention:	Edward J. Schneidman, P.C. Jeffrey W. Richards, P.C. Kyle S. Gann

Fax: (312) 862-2200

Oaktree:

OCM IMC Holdings, L.P.

c/o Oaktree Capital Management, L.P.

333 S. Grand Avenue, 28th Floor

Los Angeles, CA 90071

Attn:	Scott Graves Kaj Vazales

Telephone: (213) 830-6417

(213) 830-6450

E-mail: sgraves@oaktreecapital.com

kvazales@oaktreecapital.com

with a copy (not constituting notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attn: Kenneth M. Schneider

Telephone: (212) 373-3000

E-mail: kschneider@paulweiss.com

5.4 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and the other parties hereto. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

5.5 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any Investor Party being deprived of the rights contemplated by this Agreement.

5.6 Assignment. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that, without the prior written consent of the Company, an Investor Party may assign this Agreement to an Affiliate that becomes a party hereto.

5.7 Third Parties. Except as provided for in Article II and Section 4.1 with respect to any Investor Party, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

5.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to principles of conflicts of laws thereof.

5.9 Jurisdiction; Waiver of Jury Trial. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally accepts the jurisdiction and venue of the courts of the State of Maryland or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Maryland, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to the directions in Section 5.3. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

5.10 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

5.11 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

5.12 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

5.13 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

5.14 Grant of Consent. Any vote, consent or approval of, or designation by, or other action of, the Investor Parties hereunder shall be effective if notice of such vote, consent, approval, designation or action is provided in accordance with Section 5.3 by each Investor Party.

5.15 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

5.16 Effectiveness. This Agreement shall become effective upon the Closing Date.

5.17 No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

COMPANY:

INTERNATIONAL MARKET CENTERS, INC.

By:
Name:
Title:

INVESTOR PARTIES:

INTERNATIONAL MARKET CENTERS, LP

By: International Market Centers GP, LLC
Its: General Partner

By:
Name:
Title:

BAIN CAPITAL (IMC), X, L.P.

By:
Name:
Title:

BCIP ASSOCIATES IV (US), L.P.

By:
Name:
Title:

BCIP T ASSOCIATES IV (US), L.P.

By:
Name:
Title:

Signature page to Stockholders’ Agreement

BCIP ASSOCIATES IV-B, (US), L.P.

By:
Name:
Title:

BCIP T ASSOCIATES IV-B, L.P.

By:
Name:
Title:

OCM IMC HOLDINGS, L.P.

By:
Name:
Title:

Signature page to Stockholders’ Agreement